                                                                    EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Coventry Health Care, Inc. for the offer to exchange up to $250,000,000 of outstanding 5 7/8% Senior Notes due 2012 and $250,000,000 of 6 1/8% Senior Notes due 2015 for up to $250,000,000 of 5 7/8% Senior Notes due 2012 and $250,000,000 of 6 1/8% Senior
Notes due 2015 that have been registered under the Securities Act of 1933 and to the incorporation by reference therein of our report dated January 29, 2004, with respect to the consolidated financial statements and schedules of Coventry Health Care, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.


                                          /s/ Ernst & Young LLP

Baltimore, Maryland
February 21, 2005